Securities and Exchange

Commission Washington, D.C. 20549

Ladies and Gentlemen,

We are currently principal accountants for Equinor ASA and subsidiaries ('the Group') and, under the date of 5 March 2019, we reported on the consolidated financial statements of the Group as of and for the years ended 31 December 2018 and 2017 and the effectiveness of internal control over financial reporting as of 31 December 2018.

On 12 December 2018, we were notified that the Group's board of directors decided to propose to the Corporate Assembly for further approval at its Annual General Meeting on 15 May 2019, to engage Ernst & Young AS as its principal accountant for the year ending 31 December 2019 and that the auditor-client relationship with KPMG AS will cease upon shareholder approval at the Annual General Meeting.

We have read the Group’s statements included under Item 16F on Form 20-F to be filed 15 March 2019, and we agree with such statements, except that we are not in a position to agree or disagree with the Group’s statement that the change was proposed by the Board of Directors to the Corporate Assembly for further approval at its Annual General Meeting on 15 May 2019. We are also not in a position to agree or disagree with the Group’s statement that Ernst & Young AS were not engaged regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinion that might be rendered by Ernst & Young AS on the Group’s consolidated financial statement or the effectiveness of internal control over financial reporting. Nor are we in a position to agree or disagree with the Group's statement that Ernst & Young AS did not provide any written or oral advice that was an important factor considered by the Group in reaching a decision as to any such accounting, auditing or financial reporting matter or any matter being the subject of disagreement or defined as a reportable event or any other matter as defined in Item 16F(a)(1)(v) on Form 20-F.

/s/ KPMG AS

Stavanger, Norway

15 March 2019